Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is dated as of the 4th day of, April, 2006, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Antonio M. Gotto, Jr., M.D., D.Phil (“Consultant”).

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Consulting Services. The Company hereby engages Consultant to perform the services (the “Services”), including, but not limited to, serving as a member of the Board of Directors (the “Board”) and Ex-Officio member of the Company’s Scientific Advisory Board (“SAB”). The parties agree that Consultant shall devote on average 12 days per year (commencing on the date hereof) attending Board Meetings, on average two (2) days per year attending SAB meetings, and on average four (4) half days per year for non-specific consulting activities on behalf of the Company; provided that Consultant shall devote approximately 48 days in the aggregate over a three (3) year period. To the extent the Company requires that Consultant devote any additional days, the parties shall mutually agree on the actual number of additional days that Consultant shall devote, as well as the appropriate rate of compensation. Consultant shall perform the Services at the Company’s principal offices or such other location as may be mutually agreed upon by the parties and shall use his best efforts to attend Board and SAB meetings when requested by the Company.

2. Term. The term of this Agreement (the “Term”) shall be for an initial period of three (3) years from the date hereof; provided, however, that (a) this Agreement may be terminated by either party upon at least sixty (60) days’ prior written notice to the other party, and (b) if either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by such party of written notice of such breach. Notwithstanding any expiration or termination of this Agreement, Consultant and the Company may mutually agree to have Consultant continue serving on the Board.

3. Compensation and Expenses. For performance of the Services, the Company shall pay Consultant an annual rate of $20,000, payable in four equal installments within thirty (30) days of the start of each calendar quarter. Consultant shall also receive compensation for attendance of meetings of the Board of Directors at the rate of $1,000 per in-person meeting and $500 per telephonic meeting. For attendance as an Ex-officio member of the SAB, the Company shall pay Consultant a rate of $3,000 per in-person meeting and a rate of $1,000 per telephonic meeting. Compensation for both Board of Directors and SAB meetings shall be paid upon submission of invoices. In addition, the Consultant shall have the right to purchase 50,000 shares of Common Stock, $0.001 par value per share, of the Company, pursuant to a Restricted Stock Purchase Agreement entered into on approximately the same date of this Agreement (the

“RSP Agreement”). Consultant shall be reimbursed for all reasonable and necessary expenses incurred by him while performing the Services, subject to Consultant making best efforts to comply with the Company’s policy and procedures concerning reimbursement of such expenses in effect from time to time.

4. Covenant Not to Disclose.

(a) Consultant hereby covenants and agrees that, during the Term and thereafter, he shall not communicate, disclose or otherwise make available to any person or entity (other than the Company), or use for his own account or for the benefit of any other person or entity, any information or materials proprietary to the Company that relate to the Company’s business or affairs which is of a confidential nature, including, but not limited to, trade secrets, Inventions (as defined below), information or materials relating to existing or proposed pharmaceutical products (in all and various stages of development), “know-how”, marketing techniques and materials, marketing and development plans, customer lists and other customer information (including, but not limited to, current prospects), price lists, pricing policies, personnel information and financial information (collectively, “Proprietary Information”). Proprietary Information includes any and all such information and materials, whether or not obtained by Consultant with the knowledge and permission of the Company, whether or not developed, devised or otherwise created in whole or in part by Consultant’s efforts, and whether or not a matter of public knowledge unless as a result of authorized disclosure. Consultant further covenants and agrees that he shall retain such knowledge and information which he acquires and develops during the Term respecting such Proprietary Information in trust for the sole and exclusive benefit of the Company and its successors and assigns.

(b) The provisions of this Section 4 shall apply to Proprietary Information obtained by the Company from any third party under an agreement including, but not limited to, restrictions on disclosure.

5. Inventions.

(a) Consultant hereby covenants and agrees that he shall promptly disclose to the Company all ideas, inventions, discoveries and improvements (including, but not limited to, those which are or may be patentable or subject to copyright protection (whether federal or at common law)) which he makes, originates, conceives or reduces to practice, either alone or jointly with other(s), prior to or during the Term, and in connection with either (a) performance of the Services or other work performed by Consultant for the Company or (b) result from use of equipment, materials or Proprietary Information (collectively, “Inventions”). All Inventions shall be deemed “works for hire” and shall be the sole and exclusive property of the Company, and Consultant hereby assigns, and to the extent any such assignment cannot be made at present, hereby agrees to assign, to the Company all rights therein (including, but not limited to, patents, copyrights, trade secrets and other protections thereon or with respect thereto (as the case may be) throughout the world) without further compensation, except as may otherwise be specifically agreed by the Company in writing.

(b) In order that the Company may protect its rights in the Inventions, Consultant hereby covenants and agrees that he shall make adequate written records of all Inventions, which records shall be the Company’s property; and, both during and after the Term he shall, without charge to the Company but at its request and expense, sign all papers, including, but not limited to, forms of assignment, and render any other proper assistance necessary or desirable to transfer or record the transfer to the Company of his entire right, title and interest in and to the Inventions, and for the Company to obtain, maintain and enforce patents, copyrights, trade secrets or other protections thereon or with respect thereto (as the case may be) throughout the world.

(c) The obligations contained in this Section 5 shall continue beyond the Term with respect to Inventions (whether patentable or copyrightable or not) conceived or made by Consultant during the Term.

(d) By this Agreement, Consultant irrevocably constitutes and appoints an officer of the Company as his attorney-in-fact for the purpose of executing, in his name and on his behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights Consultant has granted to the Company in this Section 5.

6. Covenant Not to Compete; Non-Interference.

(a) Consultant hereby covenants and agrees that during the Term and for a period of two (2) years thereafter he shall not, without the prior written consent of the Company, directly or indirectly, whether alone or in association with others, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, render advisory consultations or other services to, or otherwise associate in any manner with, any business where the relationship therewith is specifically associated with the field of agents that target any Microsomal Triglyceride Transport Protein as a clinically meaningful mechanism of action.

(b) Consultant hereby covenants and agrees that he shall not, whether for his own account or for the account of any other person or entity, at any time during or after the Term, interfere with the relationship of the Company with or, at any time during the Term and for a period of two (2) years following termination of this Agreement, contact or solicit the business of, or endeavor to entice away from the Company, any person or entity which at any time during the Term was an employee, consultant, representative, client or customer of, or in the habit of dealing with, the Company.

7. Covenant to Report; Documents and Tangible Property. Consultant hereby covenants and agrees that he shall promptly communicate and disclose to the Company all observations made and data obtained by him in the course of his relationship with the Company. All written materials, records, documents and other tangible property made by Consultant or coming into his possession during the Term concerning the business or affairs of the Company, including, but not limited to, any Inventions, shall be the sole property of the Company and, upon the termination of Consultant’s consulting relationship (or at such earlier time as the Company may request Consultant to do so), Consultant shall promptly deliver the same to the Company or to any party designated by it, without retaining any copies, notes or excerpts thereof. Consultant hereby covenants and agrees to render to the Company, or to any party designated by it, such reports of the activities undertaken by Consultant or conducted under his direction during the Term as the Company may request.

8. Cooperation with the Company after Termination. Following expiration or termination of this Agreement for any reason (with or without cause), Consultant shall fully cooperate with the Company in all matters relating to the winding up of Consultant’s Services and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including, but not limited to, all work product, whether finished or unfinished, prepared or produced by Consultant for the benefit of the Company under this Agreement.

9. No Conflict. Consultant hereby represents and warrants to the Company that (a) this Agreement constitutes Consultant’s legal and binding obligation, enforceable against him in accordance with its terms, (b) his execution and performance of this Agreement does not and shall not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Term, he shall not enter into any agreement, either written or oral, in conflict with this Agreement or his obligations hereunder.

10. Independent Contractor. It is understood and agreed that this Agreement does not create any relationship of employer-employee, association, partnership or joint venture between the parties, nor create any implied licenses, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever, and the relationship of Consultant to the Company for all purposes, including, but not limited to, federal and state tax purposes, shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

11. Remedies. Consultant acknowledges that the Company may have no adequate remedy at law if Consultant violates any of the terms of this Agreement. In such event, the Company shall have the right, in addition to any other rights and remedies it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement.

12. Miscellaneous.

(a) Successors and Assigns; Entire Agreement; No Assignment; Severability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. This Agreement, along with the RSP Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings with respect thereto, including that certain term sheet between the parties dated January, 2006. Consultant may not assign this Agreement without the prior written consent of the Company. If any portion of this Agreement is deemed unenforceable, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(b) Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) one (1) business day after the business day of transmission, if sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) one (1) business day after the business day of deposit with the carrier, if sent by Express Mail, Federal Express or other nationally-recognized express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers as follows: If to the Company: Aegerion Pharmaceuticals, c/o Scheer & Company, Inc., 250 West Main Street, Branford, CT 06405 Attention: President and Chief Executive Office, Telecopier: (203) 4814164. If to Consultant: Antonio M. Gotto: c/o Aegerion Pharmaceuticals, Inc., 250 West Main Street, Branford, CT 06405.

(c) Changes; No Waiver. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

(d) Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New Jersey, without regard to the conflicts of law principles thereof. Each party hereby submits himself and itself, for the sole purpose of this Agreement and any controversy arising hereunder, to the exclusive jurisdiction of the state and Federal courts located in the State of New Jersey, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the State of New Jersey. Each party hereby agrees that service of process may be served on him or it by certified mail, return receipt requested, or overnight courier, sent to address of such person or entity listed in Section 12(b) (or such other address as any such party notifies the others thereof by written notice).

(e) Survival. The obligations and responsibilities of Consultant under Sections 4, 5, 6, 7, 8, 10, 11 and 12 shall remain in full force and effect and survive expiration or termination of this Agreement.

(f) Fees and Expenses. Each party shall bear its own expenses for negotiating and entering into this Agreement and the RSP Agreement. Consultant hereby agree that if the Company commences an action against Consultant, by way of claim or counterclaim and including, but not limited to, declaratory claims, in which it is preliminarily or finally determined that Consultant has violated any provision of this Agreement, Consultant agrees to reimburse the Company for all cost and expenses incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

(g) Indemnification. The Company agrees to defend Consultant from any third party claims, suits or proceedings as a result of Consultant’s provision of the Services to the Company (other than when acting in his role as a member of the Board, for which activities Consultant will be indemnified as required at law and by separate agreement with the Company), and the Company shall pay all costs and damages finally awarded against Consultant by a court of competent jurisdiction or in accordance with any settlement of any such claim. Notwithstanding the foregoing, the Company shall not be obligated to defend Consultant or be liable to Consultant to the extent that: (a) Consultant fails to comply with any applicable laws or regulations or policies of the Company or other entities or to adhere to the terms of the Board’s or SAB’s charter; (b) Consultant breaches this Agreement, the RSP Agreement or any other agreement between the Company and Consultant; (c) the Company terminates Consultant for “Cause” (as defined in the RSP Agreement) or (d) the claim, suit, proceeding, costs, and/or damages are the result of negligence or willful misconduct on the part of Consultant. Consultant shall give written notice to the Company immediately after receipt of notice of any claim or potential claim. Consultant shall permit the Company to assume defense and/or control disposition of any such claim or related litigation in any manner that the Company deems appropriate, in its sole discretion. Consultant shall fully cooperate with the Company with respect to the defense of the same.

(h) Headings; Counterparts and Facsimiles. The Section headings in this Agreement are inserted for convenience, and shall not be considered in interpreting this Agreement. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Facsimile transmission of execution copies or signature pages for this Agreement shall be legal, valid and binding execution and delivery for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ David Scheer
Name:	David Scheer
Title:	Chairman

CONSULTANT:

/s/ Antonio M. Gotto Antonio M. Gotto, Jr., M.D., D.Phil

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